Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS REPORTS FISCAL FIRST QUARTER 2009 EARNINGS

Revenues of $28.3 Million
Diluted Earnings Per Share of $0.12

Exton, PA – September 15, 2008 – WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for specialty communications systems and wireless infrastructure, today reported results for the fiscal 2009 first quarter ended July 31, 2008.  WPCS reported revenues of $28.3 million for the 2009 first quarter representing an increase of 29.6% from revenues of $21.8 million reported for the corresponding period in the 2008 fiscal year. The increase in revenues during the first quarter of 2009 was driven by a 36.3% increase in revenues from the Company’s specialty communications systems operations and was attributable to several acquisitions completed in earlier periods. WPCS also reported net income of $838 thousand, or $0.12 per diluted share, for the 2009 first quarter ended July 31, 2008 compared to net income of $1.3 million, or $0.16 per diluted share, for the 2008 first quarter ended July 31, 2007.

“We are pleased with our results for the fiscal 2009 first quarter, which met our internal expectations,” stated Andrew Hidalgo, WPCS International Incorporated’s Chairman and Chief Executive Officer.  “Our revenue continues to grow despite an operating environment that remains somewhat challenging due to economic conditions.  We remain focused on providing high quality services to customers in the specialty communication systems and wireless infrastructure sectors.  Specifically, we continue to see market demand in the specialty communication systems market, which is the largest portion of our business, and remain confident that WPCS is well positioned to continue to capitalize on growth opportunities in this sector.”

Highlights for the first quarter of 2009 included the following:

•
Revenues from the specialty communication systems segment represented approximately 88% of total revenue in the fiscal 2009 first quarter compared to 84% during the fiscal 2008 first quarter. Revenues from the wireless infrastructure services segment represented approximately 12% of total revenue in the fiscal 2009 first quarter compared to 16% in the fiscal 2008 first quarter.

•	The backlog of unfilled orders for WPCS was approximately $54 million at July 31, 2008 compared to $31 million at the corresponding period in 2007.
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Additionally, the Company’s bid list – representing project bids under proposal for new and existing customers – was approximately $156 million at July 31, 2008 compared to $96 million at July 31, 2007.

•
WPCS continues to maintain a healthy financial position with approximately $4.0 million in cash and cash equivalents, approximately $28.4 million in working capital and credit facility borrowings of $7.6 million as of July 31, 2008.

Conference Call Details
WPCS has scheduled a conference for today at 5:30 p.m. Eastern Time to discuss 2009 first quarter results.  Please dial 303-262-2143 and ask for the WPCS call at least 10 minutes prior to the start time.  A telephonic replay of the call will be available through 11:59 p.m. Eastern Time on September 22, 2008 and may be accessed by dialing 303-590-3000 using the passcode 11119167#.  An audio archive will also be available on WPCS’s website at http://www.wpcs.com shortly after the call and will be accessible for approximately ninety days.

About WPCS
WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com.

Forward-Looking Statements
Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Unaudited

	Three Months Ended
	July 31,
	2008	2007

REVENUE	$28,267,531	$21,816,006

COSTS AND EXPENSES:
Cost of revenue	20,184,874	15,187,752
Selling, general and administrative expenses	5,937,489	4,059,256
Depreciation and amortization	689,142	529,587

Total costs and expenses	26,811,505	19,776,595

OPERATING INCOME	1,456,026	2,039,411

OTHER EXPENSE (INCOME):
Interest expense	111,603	122,582
Interest income	(26,039)	(214,512)
Minority interest	41,246	3,648

INCOME BEFORE INCOME TAX PROVISION	1,329,216	2,127,693

Income tax provision	490,905	855,078

NET INCOME	$838,311	$1,272,615

Basic net income per common share	$0.12	$0.18

Diluted net income per common share	$0.12	$0.16

Basic weighted average number of common shares outstanding	7,251,083	6,973,659

Diluted weighted average number of common shares outstanding	7,260,035	8,050,686

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
ASSETS	2008	2008
	(Unaudited)
CURRENT ASSETS:

Cash and cash equivalents	$3,995,309	$7,449,530
Accounts receivable, net of allowance of $94,067 and $98,786 at July 31, 2008 and April 30, 2008, respectively	32,417,735	29,092,488
Costs and estimated earnings in excess of billings on uncompleted contracts	4,808,297	3,887,152
Inventory	3,345,333	2,791,782
Prepaid expenses and other current assets	1,586,413	1,002,993
Prepaid income tax	-	122,342
Deferred tax assets	158,873	35,939
Total current assets	46,311,960	44,382,226

PROPERTY AND EQUIPMENT, net	7,035,920	6,828,162

OTHER INTANGIBLE ASSETS, net	2,671,518	2,929,937

GOODWILL	32,239,771	28,987,501

OTHER ASSETS	395,383	820,315

Total assets	$88,654,552	$83,948,141

LIABILITIES AND SHAREHOLDERS' EQUITY

	July 31,	April 30,
	2008	2008
	(Unaudited)	(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$697,141	$1,272,112
Borrowings under line of credit	-	750,000
Current portion of capital lease obligations	70,637	91,491
Accounts payable and accrued expenses	8,572,132	9,305,791
Billings in excess of costs and estimated earnings on uncompleted contracts	4,829,142	3,602,422
Deferred revenue	869,169	602,560
Due to shareholders	2,588,262	2,300,083
Income taxes payable	328,444	-
Total current liabilities	17,954,927	17,924,459

Borrowings under line of credit	7,626,056	4,376,056
Loans payable, net of current portion	131,538	156,978
Capital lease obligations, net of current portion	233,971	215,780
Deferred tax liabilities	1,626,918	1,173,786
Total liabilities	27,573,410	23,847,059

Minority interest in subsidiary	1,373,096	1,331,850
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 75,000,000 shares authorized, 7,251,083 shares issued and outstanding at July 31, 2008 and April 30, 2008	725	725
Additional paid-in capital	50,802,710	50,775,938
Retained earnings	8,547,873	7,709,562
Accumulated other comprehensive income on foreign currency translation	356,738	283,007

Total shareholders' equity	59,708,046	58,769,232

Total liabilities and shareholders' equity	$88,654,552	$83,948,141

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